                                    EXHIBIT D



                             [Please see attached.]

                              GOVERNANCE AGREEMENT

                                    BETWEEN

                                K N ENERGY, INC.

                                      AND

                            MORGAN ASSOCIATES, INC.

                                  DATED AS OF

                                OCTOBER 7, 1999

                              GOVERNANCE AGREEMENT

     THIS GOVERNANCE AGREEMENT (this "Agreement"), dated as of October 7, 1999, is entered into by and between K N Energy, Inc., a Kansas corporation (the "Company"), and Morgan Associates, Inc. ("Morgan Associates"), a Kansas corporation wholly-owned by William V. Morgan.

     WHEREAS, the Company, Rockies Merger Corp., Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), and Kinder Morgan, Inc., a Delaware corporation ("KM Inc."), have entered into an Agreement and Plan of Merger, dated as of July 8, 1999 (as amended, the "Merger Agreement"), pursuant to which Merger Sub will merge with and into KM Inc. on the terms and conditions set forth therein (the "Merger"); and

     WHEREAS, Morgan Associates Beneficially Owns (as defined herein) approximately 22% of KM Inc., and after giving effect to the Merger, Morgan Associates will Beneficially Own approximately 7.1% of the Company; and

     WHEREAS, as a condition to the willingness of the Company and KM Inc., respectively, to enter into the Merger Agreement, and each party, in order to induce the other to enter into such agreement, has agreed to execute and deliver, or cause to be executed and delivered, this Agreement concurrently with the Closing under the Merger Agreement (the "Merger Closing"); and

     WHEREAS, the Company and Morgan Associates desire to establish in this Agreement certain terms and conditions concerning the corporate governance of the Company after the Merger Closing; and

     WHEREAS, the Company and Morgan Associates also desire to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of securities of the Company by Morgan Associates.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

     "Associate" has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement.

     "Beneficial Ownership" and any derivative thereto has the meaning set forth in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement.

     "Board" means the Board of Directors of the Company.

     "Broad Distribution" means a distribution of Voting Securities that, to the knowledge, after due inquiry, of the Person on whose behalf such distribution is being made, will not result in the acquisition by any other Person of any such Voting Securities to the extent that, after giving effect to such acquisition, such acquiring Person would hold in excess of the greater of
(x) 5% of the Total Voting Power of the Company or (y) if such acquiring Person is an institutional investor eligible to file a Statement on Schedule 13G (or any successor form) with respect to its investment in the Company, 7% of the Total Voting Power of the Company.

     "Buyout Transaction" means a tender offer, merger, sale of all or substantially all of the Company's assets or any similar transaction involving the Company or any of its Subsidiaries, on the one hand, and Morgan Associates or Kinder or any Affiliate of Morgan Associates or Kinder, on the other, that offers each holder of Voting Securities (other than, if applicable, the Person proposing such transaction) the opportunity to dispose of all Voting Securities Beneficially Owned by such holder.

     "Closing" shall have the meaning set forth in Section 1.2 of the Merger Agreement.

     "Common Stock" means the common stock, par value $5.00 per share, of the Company.

     "Company" has the meaning set forth in the recitals to this Agreement.

     "Control" has the meaning specified in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement.

     "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Governmental Entity" means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

     "Group" has the meaning set forth in Section 13(d) of the Exchange Act as in effect on the date of this Agreement.

     "Independent Director" means a director of the Company who (i) is in fact independent; (ii) is not (apart from such directorship) an officer, Affiliate, employee, principal stockholder or partner of KM Inc., Morgan Associates or Kinder, as applicable, or any Affiliate of KM Inc., Morgan Associates or Kinder; and (iii) is deemed independent under New York Stock Exchange Rule 303 in effect on the date of this Agreement.

     "Kinder" means Richard D. Kinder, an individual.

     "Kinder Governance Agreement" means that certain Governance Agreement, dated as of October 7, 1999, entered into by and between the Company and Kinder.

     "KM Inc." has the meaning set forth in the recitals to this Agreement.

     "Maximum Ownership Percentage" shall mean 15%.

     "Merger" has the meaning set forth in the recitals to this Agreement.

     "Merger Agreement" has the meaning set forth in the recitals to this Agreement.

     "Merger Closing" has the meaning set forth in the recitals to this Agreement.

     "Merger Sub" has the meaning set forth in the recitals to this Agreement.

     "Morgan Directors" means Morgan Nominees who are elected or appointed to serve as members of the Board in accordance with this Agreement.

     "Morgan Nominees" means such Persons as are so designated by Morgan Associates, as such designations may change from time to time in accordance with this Agreement, to serve as members of the Board pursuant to Section 2.3 hereof.

     "Other Holders" means the holders of the Other Shares.

     "Other Shares" means Voting Securities not Beneficially Owned by Morgan Associates.

     "Person" means any individual, group, corporation, firm, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

     "SEC" means the Securities and Exchange Commission or any successor Governmental Entity.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Stockholder Vote" means as to any matter to be presented to the holders of Voting Securities, a vote at a duly called and held annual or special meeting of the holders of Voting Securities entitled to vote on such matter.

     "Subsidiary" means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests.

     "Third Party Offer" means a bona fide offer to enter into a tender offer, merger, sale of all or substantially all of the Company's assets or any similar transaction involving the Company by a Person other than Morgan Associates or Kinder, an Affiliate of Morgan Associates or Kinder or any Person acting on behalf of Morgan Associates or Kinder or any Affiliate of Morgan Associates or Kinder.

     "Total Voting Power of the Company" means the total number of votes that may be cast in the election of directors of the Company if all Voting Securities outstanding or treated as outstanding pursuant to the final sentence of this definition were present and voted at a meeting held for such purpose. The percentage of the Total Voting Power of the Company Beneficially Owned by any Person is the percentage of the Total Voting Power of the Company that is represented by the total number of votes that may be cast in the election of directors of the Company by Voting Securities Beneficially Owned by such Person. In calculating such percentage, the Voting Securities Beneficially Owned by any Person that are not outstanding but are then subject to immediate issuance upon exercise or exchange of rights of conversion or any options, warrants or other rights (the "Rights") Beneficially Owned by such Person shall be deemed to be outstanding for the purpose of computing the percentage of the Total Voting Power represented by Voting Securities Beneficially Owned by such Person, but any Rights Beneficially Owned by any other Person shall not be deemed to be outstanding for the purpose of computing the percentage of the Total Voting Power represented by Voting Securities Beneficially Owned by the Person with respect to whom the calculation is being performed.

     "Voting Securities" means Common Stock and any other securities of the Company or any Subsidiary of the Company entitled to vote generally in the election of directors of the Company or such Subsidiary of the Company.

                                   ARTICLE II

                              CORPORATE GOVERNANCE

     SECTION 2.1 Board of Directors. Upon the effectiveness of the resignation of those current members of the Company's Board who are not designated in Annex A hereof and in anticipation of such resignations, the Company shall cause the Board to (i) amend the Bylaws of the Company to decrease the number of Board members from fifteen (15) to ten (10) and (ii) fill one (1) of the four (4) vacancies on the Company's Board with the Morgan Director listed in Annex A hereof such that effective as of the Closing, the Board shall consist of ten
(10) members, one (1) of whom shall be a Morgan Director. Effective as of the Closing, the Board members of the Company and their respective classes shall be as indicated in Annex A hereto.

     SECTION 2.2 Independent Directors. Until the termination of this Agreement as provided in Article V hereof, the total number of Independent Directors shall at all times constitute a majority of the Board.

     SECTION 2.3 Board Representation of Morgan Associates. The parties hereto shall exercise all authority under applicable law to cause any slate of directors presented to the stockholders of the Company for election to the Board to consist of such nominees that, if elected, would result in the Board consisting of one (1) Morgan Director.

     SECTION 2.4 Designation of Slate. Any Morgan Nominees that are included in a slate of directors pursuant to Section 2.3 shall be designated by Morgan Associates, and any non-Morgan Nominees that are to be included in any slate of directors shall be designated in accordance with the Bylaws of the Company or the provisions of the Kinder Governance Agreement, as applicable. The Company's nominating committee shall nominate each person so designated.

     SECTION 2.5 Resignations and Replacements. If at any time a member of the Board resigns or is removed, a new member shall be designated to replace such member until the next election of directors. If, consistent with Section 2.3, the replacement director is to be a Morgan Director, Morgan Associates shall designate the replacement Morgan Director.

     SECTION 2.6 Solicitation and Voting of Shares. (a) The Company shall use reasonable efforts to solicit from the stockholders of the Company eligible to vote for the election of directors proxies in favor of the Board nominees selected in accordance with Section 2.3 and 2.4.

     (b) In any election of directors, Morgan Associates will vote or execute a written consent with respect to all Voting Securities as to which it is entitled to vote or execute a written consent for all nominees in accordance with the provisions of Section 2.3 and 2.4. In addition, Morgan Associates agrees that neither it nor any of its Affiliates will vote, or act by written consent with respect to any Voting Securities, in favor of any amendment of the Company's Restated Articles of Incorporation or Bylaws which would be inconsistent with the governance provisions contained in this Agreement.

                                  ARTICLE III

                                   STANDSTILL

     SECTION 3.1 Standstill. (a) Except as otherwise expressly provided in this Agreement (including this Section 3.1, Section 3.2 or Section 3.3) or as specifically approved by a majority of the Independent Directors, Morgan Associates shall not, directly or indirectly: (i) by purchase or otherwise, acquire, agree to acquire or offer to acquire Beneficial Ownership of any Voting Securities or direct or indirect rights or options to Beneficially Own Voting Securities (including any voting trust certificates representing such securities) if after such acquisition the number of Voting Securities then Beneficially Owned by Morgan Associates would exceed the Maximum Ownership Percentage of the then outstanding number of Voting Securities of the Company; (ii) enter into, propose to enter into, solicit or support any merger or business combination or similar transaction involving the Company or any of its Subsidiaries, on the one hand, and Morgan Associates or Kinder or any Affiliate of Morgan Associates or Kinder, on the other, or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of the Company or any of its Subsidiaries by Morgan Associates or Kinder or by any Affiliate of Morgan Associates or Kinder; (iii) form, join or in any way participate in a Group (other than a Group that may be formed in the future consisting solely of Morgan Associates and Kinder) formed for the purpose of acquiring, holding, voting or disposing of or taking any other action with respect to Voting Securities that would be required under Section 13(d) of the Exchange Act to file a Statement on Schedule 13D with respect to such Voting Securities if the Group would Beneficially Own more than the Maximum Ownership Percentage of the then outstanding number of Voting Securities of the Company; (iv) deposit any Voting Securities in a voting trust or enter into any voting agreement or arrangement with respect thereto (other than this Agreement) which would entitle any Person to Control more than the Maximum Ownership Percentage of the Total Voting Power of the Company; (v) take any action challenging the validity or enforceability of the foregoing or which would be inconsistent with the foregoing; or (vi) assist, advise, encourage or negotiate with any Person with respect to, or seek to do, any of the foregoing.

     (b) Nothing in this Agreement shall (i) prohibit or restrict Morgan Associates from responding to any inquiries from any stockholders of the Company as to Morgan Associates' intention with respect to the voting of any Voting Securities Beneficially Owned by it so long as such response is consistent with the terms of this Agreement; (ii) restrict the right of each Morgan Director on the Board or any committee thereof to vote on any matter as such individual believes appropriate in light of his or her duties as a director or committee member or the manner in which a Morgan Nominee may participate in his or her capacity as a director in deliberations or discussions at meetings of the Board or as a member of any committee thereof; (iii) prohibit Morgan Associates from Beneficially Owning Voting Securities issued as dividends or distributions in respect of, or issued upon conversion, exchange or exercise of, securities which Morgan Associates is permitted to Beneficially Own under this Agreement; (iv) prohibit any officer, director, employee or agent of Morgan Associates from purchasing or otherwise acquiring Voting Securities so long as he or she is not a member of a Group that includes Morgan Associates or Kinder or is not otherwise acting on behalf of Morgan Associates or Kinder; or (v) prohibit Morgan Associates from disclosing in accordance with its obligations (if any) under the federal securities laws or other applicable law (if any) that the Company has become the subject of a Buyout Transaction or a Third Party Offer.

     SECTION 3.2 Buyout Transaction by Morgan Associates. Nothing in this Agreement shall prohibit or restrict Morgan Associates from proposing, participating in, supporting or causing the consummation of a Buyout Transaction if (i) a majority of the Company's Independent Directors approves the Buyout Transaction and (ii) the Company receives a written opinion from a nationally-recognized investment bank to the effect that the Buyout Transaction is fair to all of the Company's stockholders from a financial point of view.

     SECTION 3.3 Third Party Offers. In the event that the Company becomes the subject of a Third Party Offer, Morgan Associates may not support such Third Party Offer, vote in favor of such Third Party Offer or tender or sell its Voting Securities to the Person making such Third Party Offer unless the Third Party Offer is made available to all of the Company's stockholders and each of the Other Holders are entitled to participate in the Third Party Offer on the same terms and under the same conditions as Morgan Associates.

                                   ARTICLE IV

                             TRANSFER RESTRICTIONS

     SECTION 4.1 Restrictions. (a) Except as provided in Section 3.3, Morgan Associates shall not, directly or indirectly, sell, transfer or otherwise dispose of any Voting Securities except as follows: (i) in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act (regardless of whether such limitations are applicable) and otherwise subject to compliance with the Securities Act; and (ii) in a registered public offering or a non-registered offering subject to an applicable exemption from the registration requirements of the Securities Act in a manner calculated to achieve a Broad Distribution.

     (b) Notwithstanding Section 4.1(a) hereof, Morgan Associates may:

          (i) sell or transfer up to 1.4% at a time of the then outstanding number of shares of Voting Securities of the Company in a private placement exempt from the registration requirements of the Securities Act; provided, that if the buyer of such Voting Securities is acting as a Group with Morgan Associates, after such sale or transfer the Group shall not Beneficially Own more than the Maximum Ownership Percentage of the then outstanding shares of Voting Securities of the Company;

          (ii) sell or transfer 1.5% or more of the then outstanding number of shares of Voting Securities of the Company at any time so long as (A) a majority of the Independent Directors approves the sale or transfer, (B)(1) the buyer of such Voting Securities agrees to be bound by the terms of this Agreement and (2) the aggregate amount of all Voting Securities sold or transferred pursuant to this subsection, when added to the Voting Securities Beneficially Owned by Morgan Associates after such sales or transfers, does not exceed the Maximum Ownership Percentage of the then outstanding shares of Voting Securities of the Company or (C) the Other Holders shall have the ability to participate in such sale or transfer on a pro rata basis.

     SECTION 4.2 Legends. (a) Except as set forth in paragraph (b) below, during the term of this Agreement all certificates representing Voting Securities Beneficially Owned by Morgan Associates shall bear an appropriate restrictive legend indicating that such Voting Securities are subject to restrictions pursuant to this Agreement.

     (b) Upon any transfer or proposed transfer of Beneficial Ownership by Morgan Associates of any Voting Securities to any Person that is permitted pursuant to this Agreement, the Company shall, upon receipt of timely-notice and such certificates, opinions and other documentation as shall be reasonably requested by the Company, cause certificates representing such transferred Voting Securities to be issued not later than the time needed to effect such transfer (x) without any restrictive legend if upon consummation of such transfer such Voting Securities are no longer "restricted securities" as defined in Rule 144 under the Securities Act or (y) without any reference to this Agreement if upon consummation of such transfer such Voting Securities continue to be "restricted securities."

     SECTION 4.3 Effect. Any purported transfer of Voting Securities that is inconsistent with the provisions of this Article IV shall be null and void and of no force or effect.

                                   ARTICLE V

                                  TERMINATION

     SECTION 5.1 Automatic Termination. This Agreement shall automatically terminate upon the earlier of: (i) eighteen (18) months from the Effective Time or (ii) the date on which the percentage of the Total Voting Power of the Company Beneficially Owned by Morgan Associates (or by any transferee who has agreed to be bound by the terms of this Agreement) in the aggregate is less than 5%.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to the Company:

              K N Energy, Inc.
              370 Van Gordon Street
              Phase II -- 4th Floor SE
              Lakewood, Colorado 80228-8304
              Attention: Martha B. Wyrsch
                         Vice President and General Counsel
                         Fax: (303) 763-3115

        Copy to:

           Skadden, Arps, Slate, Meagher & Flom LLP
           1440 New York Avenue, N.W.
           Washington, DC 20005-2111
           Attention: Michael P. Rogan, Esq.
           Fax: (202) 393-5760

        If to Morgan Associates:

           Morgan Associates, Inc.
           1301 McKinney, Suite 3400
           Houston, Texas 77010
           Attention: William V. Morgan
           Fax: (713) 844-9570

        Copy to:

           Bracewell & Patterson, L.L.P.
           South Tower Pennzoil Place
           711 Louisiana Street, Suite 2900
           Houston, Texas 77002-2781
           Attention: David L. Ronn, Esq.
           Fax: (713) 221-1212
or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

     SECTION 6.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 6.3 Severability. The provisions of this Agreement shall be deemed severable and the in validity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor, upon the agreement of all of the parties hereto, in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute a single agreement.

     SECTION 6.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Merger Agreement and the other agreements contemplated hereby, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 6.6 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

     SECTION 6.7 Governing Law; Equitable Remedies. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of injunctions, in order to enforce specifically the provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 6.8 Amendments; Waivers. (a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment or waiver by the Company shall be effective without the approval of a majority of the Independent Directors. Notwithstanding any provision herein to the contrary, if a majority of the Independent Directors determines in good faith to do so, such Independent Directors may seek to enforce, in the name and on behalf of the Company, the terms of this Agreement against Morgan Associates.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 6.9 Assignment. Except as set forth herein, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that either party may assign all its rights and obligations to the assignee of all or substantially all of the assets of such party, provided that such party shall in no event be released from its obligations hereunder without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 6.10 Independence. Morgan Associates agrees that it will not undertake any formal business relationship with Kinder affecting or impacting the utility operations of the Company, other than in connection with the performance by Mr. Morgan, the sole stockholder of Morgan Associates, and Kinder of their respective duties as officers and directors of the Company. In furtherance thereof, Morgan Associates agrees that when it acts as a shareholder it will act solely in its individual capacity, it being understood that its agreement to do so does not preclude it, except as provided in Articles II, III and IV of this Agreement, from independently voting, selling or otherwise transferring its Voting Securities the same way as any other holder of Voting Securities or from independently taking any other action, or exercising any other rights, as a holder of shares of Common Stock that coincides with action taken, or the exercise of rights, by any other holder of shares of Common Stock.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

                                            K N ENERGY, INC.

                                            By: /s/ STEWART A. BLISS
                                              ----------------------------------
                                                Name: Stewart A. Bliss
                                                Title: Chairman and Chief
                                                       Executive Officer

                                            MORGAN ASSOCIATES, INC.

                                           By: /s/ WILLIAM V. MORGAN
                                              ----------------------------------
                                               Name: William V. Morgan
                                               Title: President

                                                                         ANNEX A

                     BOARD MEMBERS AFTER THE MERGER CLOSING

Morgan Directors:

     William V. Morgan (Class III)

Kinder Directors:

     Richard D. Kinder (Class I)

     Ted A. Gardner (Class I)

     Fayez Sarofim (Class II)

Non-Stockholder Directors:

     Edward H. Austin, Jr. (Class I)

     William J. Hybl (Class I)

     Charles W. Battey (Class II)

     H.A. True, III (Class II)

     Stewart A. Bliss (Class III)

     Edward Randall, III (Class III)